Reading International Adopts a New Audit and Conflicts Committee Charter

Los Angeles, California, May 10, 2016 – Reading International, Inc. (NASDAQ: RDI) (“Reading” or the “Company”) announced today that our Board of Directors has adopted a new Audit and Conflicts Committee Charter.  The new Charter is available at our Company’s website at http://www.readingrdi.com/Committee-Charters .

Our Chairman, President and Chief Executive Officer explained that the new Charter was designed to upgrade the Committee’s historic charter to a “best practices” level and to centralize tax oversight functions in the Committee.

Earlier this year, our Board of Directors adopted a Compensation and Stock Options Committee Charter.  That charter is likewise available at our website at http://www.readingrdi.com/Committee-Charters .

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including Entertainment Themed Retail Centers in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various different brands:

•	in the United States, under the
o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	Village East Cinema brand (http://www.villageeastcinema.com).
•	in Australia, under the
o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://readingnewmarket.com.au); and
o	Red Yard Entertainment Centre (http://www.redyard.com.au).
•	in New Zealand, under the
o	Reading Cinema brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz); and
o	Courtenay Central brand (http://www.readingcourtenay.co.nz).

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

For a detailed discussion of these and other risk factors, please refer to Reading International’s Annual Report on Form 10-K for the year ended December 31, 2015 and other filings Reading International makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Reading International does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Contacts

Reading International, Inc.
Dev Ghose, Chief Financial Officer
(213) 235-2240

or

Reading International, Inc.

Andrzej Matyczynski, EVP – Global Operations

(213) 235 2240

or

Joele Frank, Wilkinson Brimmer Katcher
Kelly Sullivan or Matthew Gross
(212) 355-4449